Exhibit 23.3

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 17, 2005 on the financial statements of Downtown Wireless, LLC as of September  30, 2004 and for the nine months ended September 30, 2004, included in JAMDAT Mobile, Inc.’s registration statement on Form 8-K/A (File No. 000-50928) filed on March 21, 2005, and to all references to our Firm included in this registration statement.

/s/ Good Swartz Brown & Berns llp
Good Swartz Brown & Berns llp

Los Angeles, California
August 31, 2005